ENERGY FOCUS, INC. REPORTS THIRD QUARTER 2011 RESULTS

SOLON, Ohio, November 14, 2011 — Energy Focus, Inc. (NASDAQ: EFOI) today announced financial results for the third quarter ended September 30, 2011.

Financial and operating results for the third quarter of 2011 include the following:

•	Net sales of $6.0 million compared to $9.0 million for the third quarter 2010.

•	Net loss of $1.5 million improved $0.1 million from the third quarter’s 2010 net loss of $1.6 million.

•	The Company finished the quarter with a balance sheet showing cash in the amount of $1.9 million, an increase of $0.9 million from the second quarter.

•	Operating expenses decreased 25% compared to the third quarter of 2010.

The forecast for Q4 2011 includes the following:

•	Sales to range between $8 million and $9 million in Q4 2011.

•	Net cash utilization for Q4 2011 is expected to be approximately $1 million. The Company expects to complete a financing agreement by the end of the fourth quarter which will provide additional working capital and refinance a portion of debt.

“Our military business continued to perform well in the third quarter as we prepare to begin our first deliveries under a $23 million contract to supply IntelliTube™ product to the U.S. Navy. This is a tremendous business opportunity for Energy Focus which we estimate to exceed $300 million for the U.S. Fleet alone,” said Joe Kaveski, Energy Focus CEO.

Additionally, Mr. Kaveski stated that “although sales for our solutions business were below last year’s third quarter, we are seeing marked improvement in the business as evidenced by our recent contract awards of $2.5 million. These contracts, as well as others we’ll receive, will lead to a much stronger solutions business in Q4 2011.”

Energy Focus, Inc. will host a conference call on Monday, November 14, 2011 at 4:30 p.m. EST (1:30 p.m. PST) to review the third quarter 2011 financial results, followed by a Q & A session. The call can be accessed by dialing (877) 723-9523 (US and Canada) or (719) 325-4835 (International/Local). The conference ID number is 2440245. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

A recording of the conference call will be available through the investor relations section of the Company’s web site at http://www.energyfocusinc.com/investors/events/category/investors starting November 14, 2011 and will remain available for 3 months.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and turnkey energy efficient lighting solutions, holding 74 relevant lighting patents. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the U.S. Government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see our web site at www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information about potential factors that could affect the financial results of Energy Focus, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:

Energy Focus, Inc.
Public Relations Office
(440) 715-1295
pr@energyfocusinc.com

Investor Contact:

Brion Tanous
CleanTech IR, Inc.
(310) 541-6824
btanous@cleantech-ir.com

ENERGY FOCUS, INC.

CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share amounts)

	September 30,	December 31,
	2011	2010
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$1,803	$3,979
Restricted cash	87	128
Accounts receivable trade, net of allowances of $365 in 2011
and $446 in 2010	3,281	5,483
Retainage receivable	597	731
Inventories, net	3,135	2,543
Costs in excess of billings	17	22
Prepaid and other current assets	768	632

Total current assets	9,688	13,518
Property and equipment, net	2,206	2,446
Goodwill	672	672
Intangible assets, net	1,190	1,677
Collateralized assets	1,000	2,000
Other assets	15	61

Total assets	$14,771	$20,374

LIABILITIES
Current liabilities:
Accounts payable	$5,790	$7,167
Accrued liabilities	1,471	1,833
Short-term acquisition-related contingent liabilities	708	525
Deferred revenue	1,396	1,214
Billings in excess of costs	184	297
Current portion of long-term borrowings	580	481

Total current liabilities	10,129	11,517
Other deferred liabilities	50	28
Long-term acquisition-related contingent liabilities	590	827
Long-term borrowings	1,972	1,344

Total liabilities	12,741	13,716
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2011 and 2010
Issued and outstanding: no shares in 2011 and 2010	—	—
Common stock, par value $0.0001 per share:
Authorized: 60,000,000 shares in 2011 and 2010
Issued and outstanding: 24,845,000 at September 30, 2011 and
23,962,000 at December 31, 2010	1	1
Additional paid-in capital	75,909	75,094
Accumulated other comprehensive income	425	423
Accumulated deficit	(74,305)	(68,860)

Total shareholders’ equity	2,030	6,658

Total liabilities and shareholders’ equity	$14,771	$20,374

ENERGY FOCUS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Net sales	$6,046	$9,049	$19,699	$26,364
Cost of sales	4,831	7,187	15,777	21,539

Gross profit	1,215	1,862	3,922	4,825
Operating expenses (income):
Research and development	(278)	(22)	(144)	(101)
Sales and marketing	1,524	1,721	5,095	4,858
General and administrative	1,212	1,528	3,834	4,723
Valuation of equity instruments	—	53	56	1,803
Restructuring charges	—	—	—	26

Total operating expenses	2,458	3,280	8,841	11,309

Loss from operations	(1,243)	(1,418)	(4,919)	(6,484)
Other income (expense):
Other (expense) income	(6)	9	65	(57)
Interest expense	(206)	(153)	(578)	(400)

Loss before income taxes	(1,455)	(1,562)	(5,432)	(6,941)
Provision for income taxes	(4)	(1)	(13)	(4)

Net loss	$(1,459)	$(1,563)	$(5,445)	$(6,945)

Net loss per share — basic and diluted	$(0.06)	$(0.07)	$(0.22)	$(0.31)

Shares used in computing net loss per share -
basic and diluted	24,845	23,420	24,610	22,431